Exhibit (s)(4)

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE RIGHTS OFFERINGS](1)

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated                 , 20    )

Up to                    Shares

OFS Capital Corporation

Common Stock

Issuable Upon

Exercise of Rights

We are an externally managed, non-diversified, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended, or the 1940 Act. Our investment objective is to provide our shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments.

We are issuing [transferable/non-transferable] rights to our shareholders of record, or record date shareholders, as of    p.m., New York City time, on     , 20 , or the record date. The rights entitle holders of rights, or rights holders, to subscribe for an aggregate of up to   shares of our common stock. Record date shareholders will receive   right(s) for each share of common stock owned on the record date. The rights entitle the holder to purchase   new share(s) of common stock for every rights held, which we refer to as the basic subscription right[, and record date shareholders who fully exercise their rights will be entitled to subscribe, subject to certain limitations and pro-rata allocation, for additional shares that remain unsubscribed as a result of any unexercised rights.] [In addition, any non-record date shareholder who exercises rights will be entitled to subscribe, subject to certain limitations and pro-rata allocation, for any remaining shares that are not otherwise subscribed for by record date shareholders.]

The subscription price per share will be [describe means of computing subscription price]. Because the subscription price will be determined on the expiration date, shareholders who elect to exercise their rights will not know the subscription price per share at the time they exercise such rights. The rights will expire if they are not exercised by    p.m., New York City time, on     , 20 , the expiration date of this offering, unless extended. We, in our sole discretion, may extend the period for exercising the rights. You will have no right to rescind your subscription after receipt of your payment of the estimated subscription price or a notice of guaranteed delivery except as described in this prospectus supplement or accompanying prospectus.

This offering will dilute the ownership interest and voting power of our common stock owned by shareholders who do not fully exercise their subscription rights. Shareholders who do not fully exercise their subscription rights should expect, upon completion of the offering, to own a smaller proportional interest in us than before the offering. Further, if the net proceeds per share from the offering are at a discount to our net asset value per share, this offering will reduce our net asset value per share.

(1) In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “OFS.” On , the last reported sales price on the NASDAQ Global Select Market for our common stock was $ per share. We are required to determine the net asset value per share of our common stock on a quarterly basis. Our net asset value per share of our common stock as of was $ .

We qualify as an emerging growth company, as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Substantially all of the debt securities in which we invest are below investment grade debt securities and are often referred to as “high yield” or “junk” securities. Exposure to below investment grade securities involves certain risk, and those securities are viewed as having predominately speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. A material amount of our debt investments contain floating interest rate provisions that may make it more difficult for the borrowers to make debt repayments. Further, our debt investments generally will not pay down principal during their term, which could result in a substantial loss to us if the portfolio company is unable to refinance or repay the debt at maturity.

Investing in our securities involves a high degree of risk, including credit risk and the risk of the use of leverage. Before buying any of our securities, you should read the discussion of the material risks of investing in our securities in “Supplementary Risk Factors” in this prospectus supplement and “Risk Factors” in the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Please read this prospectus supplement and the accompanying prospectus before investing and keep it for future reference. It contains important information about us that a prospective investor ought to know before investing in our securities. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission. The information is available free of charge by contacting Investor Relations of OFS Capital Corporation, 10 S. Wacker Drive, Suite 2500, Chicago, IL 60606, or by calling us at (847) 734-2000 or on our website at www.ofscapital.com. The Securities and Exchange Commission, or the SEC, maintains a website at www.sec.gov where such information is available without charge. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider information contained on our website to be part of this prospectus supplement.

	Per Share	Total(4)
Estimated subscription price(1)	$	$
Sales Load (Underwriting Discounts and Commissions)(2)(3)	$	$
Proceeds to us (before expenses)(1)(3)	$	$

(1) Estimated on the basis of [describe means of computing subscription price]. See “The Offer—Subscription Price.”.

(2) [In connection with this offering, , the dealer manager for this offering, will receive a fee for its financial advisory, marketing and soliciting services equal to % of the subscription price per share for each share issued pursuant to the exercise of rights[, including pursuant to the over-subscription privilege.]

(3) We estimate that we will incur offering expenses of approximately $ in connection with this offering. We estimate that net proceeds to us after expenses will be $ assuming all of the rights are exercised at the estimated subscription price.

(4) Assumes all rights are exercised at the estimated subscription price.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Page
PROSPECTUS SUMMARY
FEES AND EXPENSES
SELECTED CONSOLIDATED FINANCIAL DATA
RATIO OF EARNINGS TO FIXED CHARGES
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE COMPANY
SENIOR SECURITIES
PORTFOLIO COMPANIES
MANAGEMENT
PORTFOLIO MANAGEMENT
MANAGEMENT AND OTHER AGREEMENTS
RELATED-PARTY TRANSACTIONS AND CERTAIN RELATIONSHIPS
CONTROL PERSONS AND PRINCIPAL SHAREHOLDERS
DETERMINATION OF NET ASSET VALUE
DIVIDEND REINVESTMENT PLAN
DESCRIPTION OF OUR CAPITAL STOCK
DESCRIPTION OF OUR PREFERRED STOCK
DESCRIPTION OF OUR SUBSCRIPTION RIGHTS
DESCRIPTION OF OUR WARRANTS
DESCRIPTION OF OUR DEBT SECURITIES
REGULATION
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
CUSTODIAN, TRANSFER AND DIVIDEND PAYING AGENT AND REGISTRAR
BROKERAGE ALLOCATION AND OTHER PRACTICES
LEGAL MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AVAILABLE INFORMATION
INDEX TO FINANCIAL STATEMENTS	F-

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our common stock by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement and the accompanying prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of our common stock. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information different from or additional to the information in that prospectus.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of [transferable/non-transferable] rights to our shareholders of record and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. Please carefully read this prospectus supplement and the accompanying prospectus together with any exhibits and the additional information described under “Available Information” before you make an investment decision..

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus supplement. It is not complete and may not contain all of the information that you may want to consider before investing in our securities. Throughout this prospectus supplement, we refer to OFS Capital Corporation and its consolidated subsidiaries as the “Company,” “we,” “us” or “our;” OFS Capital Management, LLC as “OFS Advisor” or the “Advisor;” and OFS Capital Services, LLC as “OFS Services” or the “Administrator.”

OFS Capital Corporation

We are an externally managed, closed-end, non-diversified management investment company formed in March 2001. Our investment objective is to provide our shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. Our investment strategy focuses primarily on investments in middle-market companies in the United States. We use the term “middle-market” to refer to companies which may exhibit one or more of the following characteristics: number of employees between 150 and 2,000; revenues between $15 million and $300 million; annual earnings before interest, taxes, depreciation and amortization, or EBITDA, between $3 million and $50 million; generally, private companies owned by private equity firms or owners/operators; and enterprise value between $10 million and $500 million. For additional information about how we define the middle-market, see “The Company — Investment Criteria/Guidelines” in the accompanying prospectus.

In connection with our initial public offering, or IPO, on November 7, 2012, we converted from a limited liability company to a corporation, as a result of which the sole membership interest held by Orchard First Source Asset Management, LLC, or OFSAM, prior to the conversion was exchanged for 2,912,024 shares of our common stock. In connection with our IPO, we elected to be treated as a business development company, or BDC, under the 1940 Act. On November 14, 2012, we completed our IPO, selling 6,666,667 shares of our common stock at a public offering price of $15 per share and raising $100 million in gross proceeds. We incurred approximately $6.2 million of sales load and $5.8 million of offering related costs in connection with our IPO. We utilized approximately $90 million of our IPO proceeds to pay down the senior secured revolving credit facility, which OFS Capital WM, LLC, or OFS Capital WM, our wholly owned subsidiary, entered into with Wells Fargo Bank, N.A., or Wells Fargo, and Madison Capital Funding LLC, a subsidiary of New York Life Investments, or Madison Capital, to finance its business.

As of September 30, 2014, our investment portfolio consisted of outstanding loans of approximately $262.7 million in aggregate principal amount in 57 portfolio companies, of which $123.2 million in aggregate principal amount was held by OFS SBIC I, LP (formerly known as Tamarix Capital Partners, L.P.), or SBIC I LP, our wholly-owned SBIC subsidiary, in 18 portfolio companies. As of that date, 88% of our investment portfolio was comprised of senior secured loans, 7% of subordinated loans and 5% of equity investments, at fair value.

As of September 30, 2014, our net asset value was approximately $137.1 million, or approximately $14.22 per share.

While our investment strategy focuses primarily on middle-market companies in the United States, including senior secured loans, which includes first-lien, second-lien and unitranche loans as well as subordinated loans and, to a lesser extent, warrants and other minority equity securities, we also may invest up to 30% of our portfolio in opportunistic investments of non-eligible portfolio companies. Specifically, as part of this 30% basket, we may consider investments in investment funds that are operating pursuant to certain exceptions to the 1940 Act and in advisers to similar investment funds, as well as in debt of middle-market companies located outside of the United States and debt and equity of public companies that do not meet the definition of eligible portfolio companies because their market capitalization of publicly traded equity securities exceeds the levels provided for in the 1940 Act.

Our investment strategy includes SBIC I LP, which received a small business investment company, or SBIC, license from the U.S. Small Business Administration, or SBA, in May 2012. On December 4, 2013, we received approval from the SBA to acquire all of the limited partnership interests in SBIC I LP and all of the ownership interests of its general partner, OFS SBIC I GP, LLC (formerly known as Tamarix Capital G.P. LLC), or SBIC I GP, that were owned or subscribed for by other persons (the “SBIC Acquisitions”, or the “Tamarix Acquisitions”). We acquired the interests on December 4, 2013, which resulted in SBIC I LP becoming a wholly-owned subsidiary. The transaction was finalized in January 2014. For additional information on the acquisition of SBIC I LP and SBIC I GP, see our consolidated financial statements and the related notes thereto included in the accompanying prospectus. The SBIC license allows SBIC I LP to receive SBA-guaranteed debenture funding, subject to the issuance of a leverage commitment by the SBA and other customary procedures. SBA leverage funding is subject to SBIC I LP’s payment of certain fees to the SBA, and the ability of SBIC I LP to draw on the leverage commitment is subject to its compliance with SBA regulations and policies, including an audit by the SBA. For additional information regarding the regulation of SBIC I LP, see “Regulation  — Small Business Investment Company Regulations” in the accompanying prospectus.

S-5

On November 26, 2013, we received an exemptive order from the SEC to permit us to exclude the debt of SBIC I LP guaranteed by the SBA from the definition of senior securities in the statutory 200% asset coverage ratio under the 1940 Act, allowing for greater capital deployment.

Our investment activities are managed by OFS Capital Management, LLC, or OFS Advisor, and supervised by our board of directors, a majority of whom are independent of us, OFS Advisor and its affiliates. Under the investment advisory and management agreement between us and OFS Advisor, or the Investment Advisory Agreement, we have agreed to pay OFS Advisor an annual base management fee based on the average value of our total assets (other than cash and cash equivalents and certain non-cash items resulting from the SBIC Acquisitions but including assets purchased with borrowed amounts and including assets owned by any consolidated entity) as well as an incentive fee based on our investment performance. On May 5, 2014, OFS Advisor agreed to reduce its base management fee by two-thirds for the nine months commencing April 1, 2014 and ending December 31, 2014. For additional information regarding the fees paid to OFS Advisor, see “Management and Other Agreements — Investment Advisory Agreement” in the accompanying prospectus.

We have also entered into an administration agreement, or Administration Agreement, with OFS Capital Services, LLC, or OFS Services, our Administrator. Under our Administration Agreement, we have agreed to reimburse OFS Services for our allocable portion (subject to the review and approval of our independent directors) of overhead and other expenses incurred by OFS Services in performing its obligations under the Administration Agreement.

As a BDC, we must not acquire any assets other than “qualifying assets” specified in the 1940 Act unless, at the time the acquisition is made, at least 70% of our total assets are qualifying assets (with certain limited exceptions). Qualifying assets include investments in “eligible portfolio companies.” Under the relevant SEC rules, the term “eligible portfolio company” includes all private companies, companies whose securities are not listed on a national securities exchange, and certain public companies that have listed their securities on a national securities exchange and have a market capitalization of less than $250 million, in each case organized in the United States.

We are permitted to borrow money from time to time within the levels permitted by the 1940 Act (which generally allows us to incur leverage for up to 50% of our asset base). We may borrow money when the terms and conditions available are favorable to do so and are aligned with our investment strategy and portfolio composition. The use of borrowed funds or the proceeds from issuing our preferred stock to make investments would have its own specific benefits and risks, and all of the costs of borrowing funds or issuing preferred stock would be borne by holders of our common stock.

We have elected to be treated for tax purposes as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, or the Code. To qualify as a RIC, we must, among other things, meet certain source-of-income and assets diversification requirements. Pursuant to these elections, we generally will not have to pay corporate-level taxes on any income we distribute to our shareholders.

On September 28, 2010, OFS Capital WM entered into a $180.0 million secured revolving credit facility (as amended from time to time, the “OFS Capital WM Credit Facility”) with Wells Fargo and Madison Capital, with the Class A lenders (initially Wells Fargo) providing up to $135.0 million in Class A loans (“Class A Facility”) and the Class B lenders (initially Madison Capital) providing up to $45.0 million in Class B loans (“Class B Facility”). The OFS Capital WM Credit Facility is secured by all current and future eligible loans acquired by OFS Capital WM. The loan facilities with Wells Fargo and Madison Capital had five- and six-year terms, respectively, and both facilities provided a one-year option for extension upon the approval of the lenders. The loan facilities had a reinvestment period of two years after the closing date of the OFS Capital WM Credit Facility, which could be extended by one year with the consent of each lender. Outstanding borrowings on the loan facilities were limited to the lesser of (1) $180.0 million and (2) the borrowing base as defined by the OFS Capital WM Credit Facility loan documents. OFS Capital WM is obligated to pay interest on the outstanding loans on each quarterly payment date. The Class B Facility was terminated in January 2013. In connection with the closing of the OFS Capital WM Credit Facility, OFS Capital WM incurred financing costs of approximately $3.5 million were deferred and amortized over the term of OFS Capital WM Credit Facility. As a result of the amendments to OFS Capital WM Credit Facility in 2012 (“WM 2012 Credit Facility Amendments”), we have substantial additional input into certain key management decisions with respect to OFS Capital WM’s portfolio companies, including decisions with respect to amendments to or modifications of the investments in these entities, or noticing or waiving of defaults or accelerating portfolio loans.

As a result of certain amendments through July 24, 2014, the OFS Capital WM Credit Facility’s borrowing base was adjusted and the minimum equity requirement was lowered from $65.0 million to $35.0 million, resulting in additional liquidity for the Company. In addition, the maximum facility was reduced from $180.0 million to $125.0 million.

S-6

On November 18, 2014, OFS Capital WM elected to further reduce the maximum borrowing capacity on the OFS Capital WM Credit Facility from $125.0 million to $100.0 million.

Organizational Structure

About OFS and Our Adviser

OFS (which refers to the collective activities and operations of OFSAM and its subsidiaries and certain affiliates) is an investment platform focused on meeting the capital needs of middle-market companies. OFS is the successor to First Source Financial Inc., which was founded in 1995 as a joint venture between Dominion Capital, Inc., a wholly-owned subsidiary of Dominion Resources, Inc., or Dominion, and Household Commercial Financial Services Inc., a unit of Household International, or Household. Household sold its interest in First Source Financial Inc. to Dominion in 1997. In 2003, Orchard Paladin Management, LLC, our predecessor, acquired from Dominion a portfolio of performing and non-performing loans of approximately $625 million in aggregate commitment amount, plus additional investments in equity securities. Shortly thereafter, in 2004, Orchard Paladin Management, LLC acquired Dominion’s interest in First Source Financial Inc. Most of the loan workouts and special situations investments managed by our senior managers since 2003 involved loans in the portfolio acquired from Dominion and loans acquired as a result of the purchase of Dominion’s interest in First Source Financial Inc.

As of September 30, 2014, OFS had 35 full-time employees and one part-time employee. OFS is headquartered in Chicago, Illinois, with additional offices in New York, New York and Los Angeles, California.

Our investment activities are managed by OFS Advisor, our investment adviser. OFS Advisor is responsible for sourcing potential investments, conducting research and diligence on potential investments and equity investors, analyzing investment opportunities, structuring our investments and monitoring our investments and portfolio companies on an ongoing basis. OFS Advisor is a subsidiary of OFSAM, our parent company prior to the completion of our IPO, and is a registered investment adviser under the Investment Advisers Act of 1940, or the Advisers Act.

Our relationship with OFS Advisor is governed by and dependent on the Investment Advisory Agreement and may be subject to conflicts of interest. We have entered into the Investment Advisory Agreement, pursuant to which OFS Advisor provides us with advisory services in exchange for a base management fee and incentive fee. See “Management and Other Agreements — Investment Advisory Agreement” in the accompanying prospectus for a discussion of the base management fee and incentive fee payable by us to OFS Advisor. The base management fee is based on our total assets (other than cash and cash equivalents and the intangible asset and goodwill resulting from the SBIC Acquisitions but including assets purchased with borrowed amounts and including assets owned by any consolidated entity) and, therefore, OFS Advisor will benefit when we incur debt or use leverage. Our board of directors is charged with protecting our interests by monitoring how OFS Advisor addresses these and other conflicts of interest associated with its management services and compensation. While our board of directors is not expected to review or approve each borrowing or incurrence of leverage, our independent directors will periodically review OFS Advisor’s services and fees as well as its portfolio management decisions and portfolio performance.

S-7

OFS Advisor has entered into a staffing agreement, or the Staffing Agreement, with Orchard First Source Capital, Inc., or OFSC, a wholly-owned subsidiary of OFSAM. With the exception of Richard Ressler, OFSC employs all of OFS’s investment professionals. Under the Staffing Agreement, OFSC will make experienced investment professionals available to OFS Advisor and provide access to the senior investment personnel of OFS and its affiliates. The Staffing Agreement provides OFS Advisor with access to deal flow generated by OFS and its affiliates in the ordinary course of their businesses and commits the members of OFS Advisor’s investment committee to serve in that capacity. As our investment adviser, OFS Advisor is obligated to allocate investment opportunities among us and any other clients fairly and equitably over time in accordance with its allocation policy.

OFS Advisor capitalizes on the significant deal origination and sourcing, credit underwriting, due diligence, investment structuring, execution, portfolio management and monitoring experience of OFS’s professionals. The senior management team of OFS, including Bilal Rashid, Jeff Cerny and Mark Hauser, provides services to OFS Advisor. These managers have developed a broad network of contacts within the investment community, averaging over 20 years of experience investing in debt and equity securities of middle-market companies. In addition, these managers have gained extensive experience investing in assets that will constitute our primary focus and have expertise in investing across all levels of the capital structure of middle-market companies.

OFS Advisor’s investment committee, or the Advisor Investment Committee, which is comprised of Richard Ressler (Chairman), Jeffrey Cerny, Peter Fidler, Mark Hauser, Bilal Rashid, and Peter Rothschild, is responsible for our overall asset allocation decisions, as well as approval of all investments made by us directly or through OFS Capital WM. Certain members of the Advisor Investment Committee perform a similar role for other investments managed by OFS and its affiliates.

The investment committee for SBIC I LP, or the SBIC Investment Committee (and, together with the Advisor Investment Committee, the Investment Committees), which is comprised of Peter Fidler, Mark Hauser, Glenn Pittson, and Peter Rothschild, is responsible for approval of all of investments made by SBIC I LP. Any investment decision on the part of SBIC I LP requires the unanimous approval of the SBIC Investment Committee.

Our Administrator

OFS Services, an affiliate of OFS Advisor, provides the administrative services necessary for us to operate. OFS Services furnishes us with officers and their staffs, office facilities and equipment, necessary software licenses and subscriptions and clerical, bookkeeping and recordkeeping services at such facilities. OFS Services oversees our financial reporting as well as prepares our reports to shareholders and all other reports and materials required to be filed with the SEC or any other regulatory authority. OFS Services also manages the determination and publication of our net asset value and the preparation and filing of our tax returns and generally monitors the payment of our expenses and the performance of administrative and professional services rendered to us by others. OFS Services may retain third parties to assist in providing administrative services to us.

Market Opportunity

Our investment strategy is focused primarily on investments in middle-market companies in the United States. We find the middle-market attractive for the following reasons:

Large Target Market.  We believe that these middle-market companies represent a significant growth segment of the U.S. economy and often require substantial capital investments to grow.

Specialized Lending Requirements with High Barriers to Entry.  We believe that several factors render many U.S. financial institutions ill-suited to lend to U.S. middle-market companies. As a result, middle-market companies historically have been served by a limited segment of the lending community. As a result of the unique challenges facing lenders to middle-market companies, there are high barriers to entry that a new lender must overcome.

Robust Demand for Debt Capital.  We believe that private equity firms have significant committed but uncalled capital, a large portion of which is still available for investment in the United States.

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Competitive Strengths and Core Competencies

Deep Management Team Experienced in All Phases of Investment Cycle and Across All Levels of the Capital Structure.  We are managed by OFS Advisor, which has access through the Staffing Agreement with OFSC to the resources and expertise of OFS’s investment professionals. As of September 30, 2014, OFS’s credit and investment professionals (including all investment committee members) employed by OFSC had an average of over 15 years of investment experience with strong institutional backgrounds.

Significant Investment Capacity.  The net proceeds of equity and debt offerings and borrowing capacity under our credit facilities will provide us with a substantial amount of capital available for deployment into new investment opportunities in our targeted asset class.

Scalable Infrastructure Supporting the Entire Investment Cycle.  We believe that our loan acquisition, origination and sourcing, underwriting, administration and management platform is highly scalable (that is, it can be expanded on a cost efficient basis within a timeframe that meets the demands of business growth). Our platform extends beyond origination and sourcing and includes a regimented credit monitoring system. We believe that our careful approach, which involves ongoing review and analysis by an experienced team of professionals, should enable us to identify problems early and to assist borrowers before they face difficult liquidity constraints.

Extensive Loan Sourcing Capabilities.  OFS Advisor gives us access to the deal flow of OFS. We believe OFS’s 19-year history as a middle-market lending platform and its market position make it a leading lender to many sponsors and other deal sources, especially in the currently under-served lending environment, and we have extensive relationships with potential borrowers and other lenders.

Structuring with a High Level of Service and Operational Orientation.  We provide client-specific and creative financing structures to our portfolio companies. Based on our experience in lending to and investing in middle-market companies, we believe that the middle-market companies we target, as well as sponsor groups we may pursue, require a higher level of service, creativity and knowledge than has historically been provided by other service providers more accustomed to participating in commodity-like loan transactions.

Rigorous Credit Analysis and Approval Procedures.  OFS Advisor utilizes the established, disciplined investment process of OFS for reviewing lending opportunities, structuring transactions and monitoring investments. Using OFS’s disciplined approach to lending, OFS Advisor seeks to minimize credit losses through effective underwriting, comprehensive due diligence investigations, structuring and, where appropriate, the implementation of restrictive debt covenants.

Structure of Investments

We anticipate that our loan portfolio will continue to contain investments of the following types:

First-Lien Senior Secured Loans.  First-lien senior secured loans comprise a significant portion of our investment portfolio.

Senior Secured Unitranche Loans.  Unitranche loans are loans that combine both senior and subordinated debt into one loan under which the borrower pays a single blended interest rate that is intended to reflect the relative risk of the secured and unsecured components.

Second-lien Senior Secured Loans.  We obtain security interests in the assets of these portfolio companies as collateral in support of the repayment of such loans. This collateral typically takes the form of second-priority liens on the assets of a portfolio company, and we may enter into an intercreditor agreement with the holders of the portfolio company’s first-lien senior secured debt.

Unsecured Subordinated (“Mezzanine”) Loans.  We structure these investments as unsecured, subordinated loans that typically provide for relatively high, fixed interest rates that provide us with significant current interest income.

Warrants and Other Minority Equity Securities.  In some cases, we will also acquire a minority equity interest in the portfolio company in connection with making a loan, or receive nominally priced warrants or options to buy a minority equity interest in the portfolio company in connection with making a loan. As a result, as a portfolio company appreciates in value, we may achieve additional investment return from our equity interest.

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General Structuring Considerations.  We tailor the terms of each investment to the facts and circumstances of the transaction and the prospective portfolio company, negotiating a structure that protects our rights and manages our risk while creating incentives for the portfolio company to achieve its business plan and improve its operating results.

We expect to hold most of our investments to maturity or repayment, but we may sell some of our investments earlier if a liquidity event occurs, such as a sale, recapitalization or worsening of the credit quality of the portfolio company.

Conflicts of Interests

Subject to certain 1940 Act restrictions on co-investments with affiliates, OFS Advisor will offer us the right to participate in investment opportunities that it determines are appropriate for us in view of our investment objective, policies and strategies and other relevant factors. Such offers will be subject to the exception that, in accordance with OFS Advisor’s allocation policy, we might not participate in each individual opportunity but will, on an overall basis, be entitled to participate fairly and equitably with other entities managed by OFS Advisor and its affiliates.

To the extent that we compete with entities managed by OFS Advisor or any of its affiliates for a particular investment opportunity, OFS Advisor will allocate investment opportunities across the entities for which such opportunities are appropriate, consistent with (a) its internal allocation policy, (b) the requirements of the Advisers Act, and (c) certain restrictions under the 1940 Act and rules thereunder regarding co-investments with affiliates. OFS Advisor’s allocation policy is intended to ensure that we may generally share fairly and equitably with other investment funds or other investment vehicles managed by OFS Advisor or its affiliates in investment opportunities that OFS Advisor determines are appropriate for us in view of our investment objective, policies and strategies and other relevant factors, particularly those involving a security with limited supply or involving differing classes of securities of the same issuer that may be suitable for us and such other investment funds or other investment vehicles. Under this allocation policy, if two or more investment vehicles with similar or overlapping investment strategies are in their investment periods, an available opportunity will be allocated based on the provisions governing allocations of such investment opportunities in the relevant organizational, offering or similar documents, if any, for such investment vehicles. In the absence of any such provisions, OFS Advisor will consider the following factors and the weight that should be given with respect to each of these factors:

•	investment guidelines and/or restrictions, if any, set forth in the applicable organizational, offering or similar documents for the investment vehicles;

•	risk and return profile of the investment vehicles;

•	suitability/priority of a particular investment for the investment vehicles;

•	if applicable, the targeted position size of the investment for the investment vehicles;

•	level of available cash for investment with respect to the investment vehicles;

•	total amount of funds committed to the investment vehicles; and

•	the age of the investment vehicles and the remaining term of their respective investment periods, if any.

In situations where co-investment with such other accounts is not permitted or appropriate, such as when there is an opportunity to invest in different securities of the same issuer, OFS Advisor will need to decide which account will proceed with the investment. The decision by OFS Advisor to allocate an opportunity to another entity could cause us to forego an investment opportunity that we otherwise would have made. See “Related-Party Transactions and Certain Relationships” in the accompanying prospectus

Corporate Information

Our principal executive offices are located at 10 S. Wacker Drive, Suite 2500, Chicago, IL, 60606, and our telephone number is (847) 734-2000. Our corporate website is located at http://www.ofscapital.com. Information on our website is not incorporated into or a part of this prospectus supplement.

S-10

Implications of Being an Emerging Growth Company

We qualify as an emerging growth company, as that term is used in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	An exemption from the auditors attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•	No non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	Reduced financial statement and executive compensation requirements.

Notwithstanding the foregoing, we have complied with Section 404(b) of the Sarbanes-Oxley Act regarding auditor attestation for the fiscal year ended December 31, 2013.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We could remain an emerging growth company for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Risks

Investing in our securities may be speculative and involves certain risks relating to our structure and our investment objective that you should consider before deciding whether to invest. Certain of these risks are referenced below:

Capital markets are currently functional, but may experience periods of disruption and instability, which could have a negative impact on our business and operations.

There are numerous risks relating to our business, including credit losses on our investments, the risk of loss associated with leverage, illiquidity and valuation uncertainties in our investments, possible lack of appropriate investments, the lack of experience in operating a BDC of our investment adviser and our dependence on such investment adviser.

There are also numerous risks relating to our investments, including the risky nature of the securities in which we invest, the subordinated nature of select investments, our potential lack of control over our portfolio companies, our limited ability to invest in public or foreign companies and the potential incentives in our investment adviser to invest more speculatively than it would if it did not have an opportunity to earn incentive fees.

We also have various risks relating to our status as a BDC, including limitations on raising additional capital, failure to qualify as a BDC and loss of tax status as a RIC. In addition, SBIC I LP has the risk of losing its SBIC status.

There are also risks relating to this offering, including volatility in our stock price and the anti-takeover effect of certain provisions in our certificate of incorporation.

See “Risk Factors” beginning on page 16 of the of the accompanying prospectus for a more detailed discussion of these and other material risks you should carefully consider before deciding to invest in our securities.

S-11

THE RIGHTS OFFERING

The Offer

We are issuing to shareholders of record, or record date shareholders, on           , 20   , or the record date, [transferable/non-transferable] right(s) for each share of our common stock held on the record date. Each holder of the rights, or rights holder, is entitled to subscribe for        share(s) of our common stock for every rights held [ , which we refer to as the primary subscription right]. We will not issue fractional shares of our common stock upon the exercise of rights; accordingly, rights may be exercised only in multiples of      .

[The rights are transferable and will be listed for trading on        under the symbol “      ” during the course of this offer. See “The Offer.”]

Subscription Price

The subscription price per share will be [describe means of computing subscription price]. [Because the subscription price will be determined on the expiration date, rights holders who decide to acquire shares pursuant to the primary subscription right or pursuant to the over-subscription privilege will not know the actual purchase price of those shares when they make that decision.] See “The Offer—Subscription Price.”

[Over-Subscription Privilege

Record date shareholders who fully exercise all rights issued to them (other than those rights which cannot be exercised because they represent the right to acquire less than share(s)) are entitled to subscribe for additional shares of our common stock which were not subscribed for by other shareholders, which we refer to as the remaining shares. If sufficient remaining shares of our common stock are available, all record date shareholders’ over-subscription requests will be honored in full. In addition, any non-record date shareholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date shareholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro-rata allocations. See “The Offer—Over-Subscription Privilege.”]

Purpose of the Offer

[Our Board of Directors has determined that it would be in our best interest and the best interest of our shareholders to increase the capital available for making additional investments, as well as to pay operating expenses, temporarily repay debt and generally enhance our liquidity. We believe that we must have sufficient liquidity available to remain a credible source of capital. This offering will increase the capital available for us to make additional investments.] This offering gives existing shareholders the right to purchase additional shares at a price that is expected to be below market without incurring any commission or charge, while providing us access to additional capital resources. In connection with the approval of this rights offering, our board of directors considered, among other things, the following factors:

•	the subscription price relative to the market price and to our net asset value per share, including the likelihood that the subscription price will be below our net asset value per share;
•	the increased capital to be available upon completion of this rights offering for us to make additional investments consistent with our investment objective;
•	the dilution to be experienced by non-exercising shareholders;
•	the dilutive effect the offering will have on the dividends per share we distribute subsequent to completion of the offering;
•	[the terms and expenses in connection with the offering relative to other alternatives for raising capital, including fees payable to the dealer manager;]
•	the size of the offering in relation to the number of shares outstanding;
•	[the fact that the rights will be listed on during the subscription period;]
•	the market price of our common stock, both before and after the announcement of the rights offering;
•	the general condition of the securities markets; and
•	any impact on operating expenses associated with an increase in capital, including an increase in fees payable to the Investment Adviser.

There can be no assurance of the amount of dilution that a shareholder will experience or that the rights offering will be successful.

S-12

[The purpose of setting the determination of the subscription price upon the expiration of the offer is to attract the maximum participation of shareholders in the offer, with minimum dilution to non-participating shareholders.]

[The transferable rights will allow non-participating shareholders the potential of receiving cash payment upon the sale of the rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

We cannot assure you that this offering will be successful, or that by increasing the amount of our available capital, our aggregate expenses and, correspondingly, our expense ratio will be lowered. In addition, the management fee we pay to the Investment Adviser is based upon the average value of our gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter.

[In determining that this offer is in our best interest and in the best interests of our shareholders, we have retained , the dealer manager for this offer, to provide us with financial advisory, marketing and soliciting services relating to this offer, including advice with respect to the structure, timing and terms of the offer. In this regard, our board of directors considered, among other things, using a fixed pricing versus variable pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the effect on us if this offer is not fully subscribed and the experience of the dealer manager in conducting rights offerings.]

[Although we have no present intention to do so, we may, in the future and in our discretion, choose to make additional rights offerings from time to time for a number of shares and on terms which may or may not be similar to this offer, provided that our Board of Directors must determine that each subsequent rights offering is in the best interest of our shareholders. Any such future rights offering will be made in accordance with the 1940 Act.]

[Sale of Rights]

The rights are evidenced by a subscription certificate and are transferable until , (or if the offer is extended, until the extended expiration date). The rights will be listed for trading on under the symbol “ ”. We and the dealer manager will use our best efforts to ensure that an adequate trading market for the rights will exist. However, no assurance can be given that a market for the rights will develop. Trading in the rights on may be conducted until close of trading on , (or, if the offer is extended, until the extended expiration date). See “The Offer—Sale of Rights.”]

Use of Proceeds

We plan to use the net proceeds from this offering for new investments in portfolio companies in accordance with our investment objective and strategies described in this prospectus supplement and the accompanying prospectus and for general working capital purposes. We will also pay operating expenses, including advisory and administrative fees and expenses, and may pay other expenses such as due diligence expenses of potential new investments, from the net proceeds from this offering. We are continuously identifying, reviewing and, to the extent consistent with its investment objective, funding new investments. As a result, we typically raise capital as we deem appropriate to fund such new investments. See “Use of Proceeds.”

Amendments and Termination

We reserve the right to amend the terms and conditions of this offering, whether the amended terms are more or less favorable to you. We will comply with all applicable laws, including the federal securities laws, in connection with any such amendment. In addition, we may, in our sole discretion, terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby, if the subscription price is less than [ ]% of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC. If this rights offering is terminated, all rights will expire without value and the subscription agent will return as soon as practicable all exercise payments, without interest. [No amounts paid to acquire rights on [insert name of any applicable exchange on which rights are listed] or otherwise will be returned.]

Dilutive Effects

Any shareholder who chooses not to participate in the offering should expect to own a smaller interest in us upon completion of the offering. The offering will dilute the ownership interest and voting power of shareholders who do not fully exercise their basic subscription rights. Further, because the net proceeds per share from the offering may be lower than our net asset value per share, the offering may reduce our net asset value per share. The amount of dilution that a shareholder will experience could be substantial.

S-13

How to Obtain Subscription Information

•	Contact your broker-dealer, trust company, bank or other nominee where your rights are held, or

•	Contact the information agent, , at . Broker-dealers and nominees may call ..

How to Subscribe

•	Deliver a completed subscription certificate and payment to the subscription agent by the expiration date of the rights offering, or

•	If your shares are held in an account with your broker-dealer, trust company, bank or other nominee, which qualifies as an Eligible Guarantor Institution under Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), have your Eligible Guarantor Institution deliver a notice of guaranteed delivery to the subscription agent by the expiration date of the rights offering.

Subscription Agent

will act as the subscription agent in connection with this offer.

Information Agent

will act as the information agent in connection with this offer. You may contact toll-free with questions at . Broker-dealers and nominees may call      .

[Distribution Arrangements

will act as dealer manager for the offer. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer manager will provide financial advisory services and marketing assistance in connection with the offer and will solicit the exercise of rights and participation in the over-subscription privilege by our shareholders. The offer is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for its financial advisory, marketing and soliciting services equal to % of the subscription price per share for shares issued pursuant to the exercise of rights, including pursuant to the over-subscription privilege. The dealer manager may reallow a portion of its fees to other broker-dealers that have assisted in soliciting the exercise of rights.]

Important Dates to Remember

Record Date
Subscription Period	(1)
Measurement Period for Subscription Price(2)	(1)
Expiration Date	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares(3)	(1)
Deadline for Delivery of Notice of Guaranteed Delivery(3)	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares pursuant to Notice of Guaranteed Delivery	(1)
Confirmations Mailed to Participants	(1)
Final Payment for Shares	(1)

(1)	Unless the offer is extended.
(2)	The subscription price will be [describe means of computing subscription price].
(3)	Participating rights holders must, by the expiration date of the offer (unless the offer is extended), either (a) deliver a subscription certificate and payment for shares or (b) cause to be delivered on their behalf a notice of guaranteed delivery.

S-14

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that you will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus supplement contains a reference to fees or expenses paid by “us,” “the Company” or “OFS Capital,” or that “we” will pay fees or expenses, you will indirectly bear such fees or expenses as an investor in OFS Capital.

Shareholder transaction expenses:
Sales load (as a percentage of offering price)		%(1)
Offering expenses (as a percentage of offering price)		%(2)
Dividend reinvestment plan expenses		%(3)
Total shareholder transaction expenses (as a percentage of offering price)		%
Annual expenses (as a percentage of net assets attributable to common stock):
Base management fee payable under Investment Advisory Agreement	3.46	%(4)
Loan management fee payable	0.50	%(5)
Incentive fees payable under Investment Advisory Agreement	0.43	%(6)
Interest payments on borrowed funds	2.92	%(7)
Other expenses	3.31	%(8)(9)
Acquired fund fees and expenses	—	%(10)
Total annual expenses	10.62	%(4)(9)

(1)	The Company has agreed to pay the dealer manager a fee for its financial advisory, marketing and soliciting services equal to % of the aggregate subscription price for the shares issued pursuant to the offer. See “The Offer – Distribution Arrangements.”

(2)	Amount reflects estimated offering expenses of approximately $ , which assumes that the offer is fully subscribed. This amount excludes the fee that we have agreed to pay to the subscription agent, but includes reimbursement for its out of pocket expenses related to the offer, estimated to be $[ ]. See “The Offer – Distribution Arrangements.”

(3)	The expenses of the dividend reinvestment plan are included in “other expenses.” For additional information, see “Dividend Reinvestment Plan” in the accompanying prospectus.

(4)

Commencing November 1, 2013 through March 31, 2014, our base management fee, under the Investment Advisory Agreement was 1.75% per year of our total assets (other than cash and cash equivalents and goodwill and intangible assets relating to the SBIC Acquisitions but including assets purchased with borrowed amounts and including assets owned by any consolidated entity). On May 5, 2014, OFS Advisor agreed to reduce its base management fee by two-thirds for the nine months commencing April 1, 2014 and ending December 31, 2014. Accordingly, the effective annual base management fee for the 2014 fiscal year will be equal to or less than 50% of the 1.75% required by our Investment Advisory Agreement with OFS Advisor, or not greater than 0.875%. Notwithstanding the foregoing, the above table assumes that the base management fee is 1.75% per annum in all cases, and does not reflect the reduction in place for the balance of 2014. We may from time to time decide it is appropriate to change the terms of the agreement. Under the 1940 Act, any material change to our Investment Advisory Agreement must be submitted to shareholders for approval. See “Management and Other Agreements — Investment Advisory Agreement” in the accompanying prospectus.

The 3.46% fee reflected in the table is calculated by determining the ratio that the base management fee bears to our net assets attributable to common stock (rather than our total assets). The estimate of our base management fee referenced in the table is based on our total assets (other than cash and cash equivalents and goodwill and intangible assets relating to the SBIC Acquisitions but including assets purchased with borrowed money and assets of any consolidated entity) as of September 30, 2014.

(5)	Represents the management fee OFS Capital WM pays to MCF Capital Management LLC, which is the loan manager and also an affiliated entity of Madison Capital (“Loan Manager”).

S-15

(6)

Assumes an incentive fee of $149 thousand, which was calculated based on our statement of operations for the three months ended September 30, 2014, except that the base management fee was assumed to be 1.75% per annum. For the three months ended September 30, 2014, we incurred an actual incentive fee expense of $723 thousand, which was $574 thousand higher than the incentive fee expense we would have incurred assuming our base management fee rate was at 1.75% per annum. Notwithstanding the reduced base management fee in the second quarter of 2014, we did not incur any incentive fee expense for the first and second quarters of 2014, however, based on the increase in investments and investment income we began incurring incentive fee expense in third quarter of 2014. For the three months ended September 30, 2014, we incurred an actual base management fee expense of $370 thousand, which would have been $1.1 million assuming our base management fee rate was at 1.75% per annum. For more detailed information about incentive fees related to capital gains incurred by us that are not payable to the Advisor under the terms of the Investment Management Agreement, please see Note 4 to our consolidated financial statements for the nine months ended September 30, 2014 as well as Note 5 to our consolidated financial statements for the year ended December 31, 2013, included in the accompanying prospectus.

The incentive fee consists of two parts:

The first, payable quarterly in arrears, equals 20.0% of our pre-incentive fee net investment income initially calculated based on values at the closing of this offering (including income that is accrued but not yet received in cash), subject to a 2.0% quarterly (8.0% annualized) hurdle rate and a “catch-up” provision measured as of the end of each calendar quarter. Under this provision, in any calendar quarter, OFS Advisor receives no incentive fee until our pre-incentive fee net investment income equals the hurdle rate of 2.0% but then receives, as a “catch-up,” 100% of our pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.5%. The effect of this provision is that, if pre-incentive fee net investment income exceeds 2.5% in any calendar quarter, OFS Advisor will receive 20.0% of our pre-incentive fee net investment income as if a hurdle rate did not apply.

The hurdle rate is fixed at 2.0% quarterly (8% annualized), which means that, if interest rates rise, it will be easier for our pre-incentive fee net investment income to surpass the hurdle rate, which could lead to the payment of fees to OFS Advisor in an amount greater than expected. There is no accumulation of amounts on the hurdle rate from quarter to quarter and accordingly there is no clawback of amounts previously paid if subsequent quarters are below the quarterly hurdle rate and there is no delay of payment if prior quarters are below the quarterly hurdle rate.

The second part, payable annually in arrears, equals 20.0% of our realized capital gains on a cumulative basis as of the closing of this offering through the end of the year, if any (or upon the termination of the Investment Advisory Agreement, as of the termination date), computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. The incentive fee is determined on a consolidated basis and, as such, will apply to the operations of SBIC I LP and OFS Capital WM if and for so long as their financial statements are consolidated with ours. See “Management and Other Agreements — Investment Advisory Agreement” in the accompanying prospectus.

(7)

Interest payments on borrowed funds represents an estimate of our annualized interest expenses based on actual interest and credit facility expenses incurred for the nine months ended September 30, 2014. Under the OFS Capital WM Credit Facility, our wholly-owned subsidiary, OFS Capital WM, had debt in the amount of $84.8 million outstanding as of September 30, 2014. In addition, at September 30, 2014, SBIC I LP had SBA debentures payable in the amount of $61.4 million.

We may borrow additional funds from time to time to make investments to the extent we determine that the economic situation is conducive to doing so. We also anticipate that SBIC I LP will incur additional leverage which has been approved by the SBA. Our shareholders will bear directly or indirectly the costs of borrowings under any debt instruments we may enter into.

(8)	Includes our overhead expenses, including payments under the Administration Agreement based on our allocable portion of overhead and other expenses incurred by OFS Services. See “Management and Other Agreements — Administration Agreement” in the accompanying prospectus. These expenses are based on estimated amounts for the current fiscal year.

(9)	Estimated.

(10)	Our shareholders indirectly bear the expenses of underlying funds or other investment vehicles that would be investment companies under section 3(a) of the 1940 Act but for the exceptions to that definition provided for in sections 3(c)(1) and 3(c)(7) of the 1940 Act (“Acquired Funds”) in which we invest. We do not currently invest in underlying funds or other investment companies.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed we would have no additional leverage and that our annual operating expenses would remain at the levels set forth in the table above. The expense amounts assume an annual base management fee 1.75% for each year. Transaction expenses are included in the following example.

S-16

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$106	$301	$473	$821
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return from realized capital gains	$106	$318	$501	$860

The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or have an insignificant impact on the expense amounts shown above, is not included in the example. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, if our board of directors authorizes and we declare a cash dividend, participants in our dividend reinvestment plan who have not otherwise elected to receive cash will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the dividend. See “Dividend Reinvestment Plan” in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.

S-17

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to factors previously identified elsewhere in this prospectus supplement and in the accompanying prospectus, including the “Risk Factors” section of the accompanying prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	the introduction, withdrawal, success and timing of business initiatives and strategies;

•	changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of our assets;

•	the relative and absolute investment performance and operations of our investment adviser;

•	the impact of increased competition;

•	the impact of future acquisitions and divestitures;

•	the unfavorable resolution of legal proceedings;

•	our business prospects and the prospects of our portfolio companies;

•	the impact, extent and timing of technological changes and the adequacy of intellectual property protection;

•	the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us or OFS Advisors;

•	the ability of OFS Advisors to identify suitable investments for us and to monitor and administer our investments;

•	our contractual arrangements and relationships with third parties;

•	any future financings by us;

•	the ability of OFS Advisors to attract and retain highly talented professionals;

•	fluctuations in foreign currency exchange rates; and

•	the impact of changes to tax legislation and, generally, our tax position.

This prospectus supplement and the accompanying prospectus, and other statements that we may make, may contain forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933, as amended, or the Securities Act or Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

S-18

SUPPLEMENTARY RISK FACTORS

Investing in our common stock involves a number of significant risks. Before you invest in our common stock, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value and the trading price of our common stock could decline, and you may lose all or part of your investment. The risk factors described below, together with those set forth in the accompanying prospectus, are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours.

Your interest in OFS Capital Corporation may be diluted if you do not fully exercise your subscription rights in this offering.

Shareholders who do not fully exercise their rights should expect that they will, at the completion of the offer, own a smaller proportional interest in OFS Capital Corporation than would otherwise be the case if they fully exercised their rights. We cannot state precisely the amount of any such dilution in share ownership because we do not know at this time what proportion of the shares will be purchased as a result of the offer.

In addition, if the subscription price is less than our net asset value per share, then our shareholders would experience an immediate dilution of the aggregate net asset value of their shares as a result of the offer. The amount of any decrease in net asset value is not predictable because it is not known at this time what the subscription price and net asset value per share will be on the expiration date of the rights offering or what proportion of the shares will be purchased as a result of the offer. Such dilution could be substantial.

[Insert risk factors applicable to the rights offering and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

S-19

CAPITALIZATION

The following table sets forth our capitalization as of              , 20 :

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of shares of our common stock in this offering at an assumed public offering price of $ per share (the last reported closing price of our common stock on , 20 ), after deducting the estimated underwriting discounts and commissions of approximately $ and estimated offering expenses of approximately $ payable by us.

You should read this table together with “Use of Proceeds” and financial statements and related notes thereto included elsewhere in this prospectus supplement and the accompanying prospectus.

As of , 20
	Actual	As Adjusted (unaudited)
(in thousands)
Assets:
Cash and cash equivalents	$	$
Investments at fair value
Other assets
Total assets	$	$

Liabilities:
SBA-guaranteed debentures payable	$	$
Revolving line of credit	$	$
Other liabilities	$	$

Total liabilities	$	$

Net assets	$	$

Shareholders’ equity:
Preferred stock, par value $0.01 per share, 2,000,000 shares authorized, 0 shares issued and outstanding
Common stock, par value $0.01 per share; 100,000,000 shares authorized, shares outstanding	$	$
Capital in excess of par value	$	$

Total shareholders’ equity	$	$

S-20

USE OF PROCEEDS

If shares of our common stock are sold at the estimated subscription price of $ , the net proceeds of the offer will be approximately $ , after deducting dealer manager fees of approximately $ and other expenses related to this offer payable by us estimated at approximately $ . There can be no assurance that all the rights will be exercised in full.

We intend to use the net proceeds from the sale of our securities for general corporate purposes, which include investing in debt and equity securities, repayment of any outstanding indebtedness, acquisitions and other general corporate purposes.

We anticipate that substantially all of the net proceeds from any offering of our securities will be used as described above within twelve months, but in no event longer than two years, depending on the availability of attractive opportunities and market conditions. However, there can be no assurance that we will be able to achieve this goal.

Pending such uses and investments, we will invest the remaining net proceeds primarily in cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment. The management fee payable by us to our investment adviser will not be reduced while our assets are invested in such securities. Our ability to achieve our investment objective may be limited to the extent that the net proceeds of any offering, pending full investment, are held in lower yielding short-term instruments.

S-21

DILUTION

As of , , our net assets were $    million, or approximately $    per share. After giving effect to the sale of shares of our common stock in this offering, assuming all rights are exercised at the estimated subscription price of $    per share, and our receipt of the estimated net proceeds from that sale, our pro forma net asset value would have been approximately $    million, or approximately $    per share, representing an immediate dilution of approximately $    per share to our existing shareholders.

The following table illustrates the dilutive effects of this offering on a per share basis, assuming all rights are exercised at the estimated subscription price of $ per share:

As of ,
	Actual	As Adjusted
Net asset value per common share	$	$

	Months Ended ,
	Actual		As Adjusted
Net increase in net assets resulting from net investment income per common share		$(1)		$(2)
Net decrease in net assets resulting from operations per common share		$(1)		$(2)
Distributions per common share	$			$(3)

(1)	Basic and diluted, weighted average number of shares outstanding is .
(2)	Assumes that on , , the beginning of the indicated period, (a) all rights were exercised at the estimated subscription price of $ per share and (b) shares of our common stock were issued upon exercise of such rights.
(3)	Assumes actual cash distributions divided by adjusted shares, including shares issued upon exercise of rights.

S-22

THE OFFER

Purpose of the Offer

Our Board of Directors has determined that it would be in our best interest and the best interest of our shareholders to increase the capital available for making additional investments, as well as to pay operating expenses and generally enhance our liquidity. We believe that we must have sufficient liquidity available to remain a credible source of capital. The offering will increase the capital available for us to make additional investments. The current offering gives existing shareholders the right to purchase additional shares at a price that is expected to be below market without incurring any commission or charge, while providing us access to such additional capital resources. In connection with the approval of this rights offering, our Board of Directors considered, among other things, the following factors:

•	the subscription price relative to the market price and to our net asset value per share, including the likelihood that the subscription price will be below our net asset value per share;
•	the increased capital to be available upon completion of the rights offering for us to make additional investments consistent with our investment objective;
•	the dilution to be experienced by non-exercising shareholders;
•	the dilutive effect the offering will have on the dividends per share we distribute subsequent to completion of the offering;
•	[the terms and expenses in connection with the offering relative to other alternatives for raising capital, including fees payable to the dealer manager;]
•	the size of the offering in relation to the number of shares outstanding;
•	[the fact that the rights will be listed on during the subscription period;]
•	the market price of our common stock, both before and after the announcement of the rights offering;
•	the general condition of the securities markets; and
•	any impact on operating expenses associated with an increase in capital, including an increase in fees payable to the Investment Adviser.

There can be no assurance of the amount of dilution that a shareholder will experience or that the rights offering will be successful.

The purpose of setting the determination of the subscription price upon the expiration of the offer is to attract the maximum participation of shareholders in the offer, with minimum dilution to non-participating shareholders.

[The transferable rights will allow non-participating shareholders the potential of receiving cash payment upon the sale of the rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

We cannot assure you that the current offering will be successful, or that by increasing the size of our available equity capital, our aggregate expenses and, correspondingly, our expense ratio will be lowered. In addition, the management fee we pay to the Investment Adviser is based upon the average value of our gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter.

[In determining that this offer was in our best interest and in the best interests of our shareholders, we have retained , the dealer manager for this offering, to provide us with financial advisory, marketing and soliciting services relating to this offer, including advice with respect to the structure, timing and terms of the offer. In this regard, our Board of Directors considered, among other things, using a fixed pricing versus variable pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the effect on us if this offer is not fully subscribed and the experience of the dealer manager in conducting rights offerings.]

[Although we have no present intention to do so, we may, in the future and in our discretion, choose to make additional rights offerings from time to time for a number of shares and on terms which may or may not be similar to this offer, provided that our board of directors must determine that each subsequent rights offering is in the best interest of our shareholders. Any such future rights offering will be made in accordance with the 1940 Act.]

Terms of the Offer

We are issuing to record date shareholders [transferable/non-transferable] rights to subscribe for up to approximately shares. Each record date shareholder is being issued [transferable/non-transferable] right(s) for each whole share owned on the record date. The rights entitle each holder, or rights holder, to acquire at the subscription price share(s) for every rights held , which we refer to as the primary subscription right. Rights may be exercised at any time during the subscription period, which commences on , , the record date, and ends at  p.m., New York City time, on , 20 , the expiration date, unless extended by us.

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The rights are [transferable and will be listed for trading on   under the symbol “ ” during the course of the offer/non-transferable]. The shares of our common stock issued pursuant to an exercise of rights will be listed on the NASDAQ Global Select Market under the symbol “OFS.” The rights will be evidenced by subscription certificates which will be mailed to shareholders, except as discussed below under “—Foreign Shareholders.”

We will not issue fractional shares upon the exercise of rights; accordingly, rights may be exercised only in multiples of    .

The rights are [transferable/non-transferable]. [Rights holders who are not record date shareholders may purchase shares as described above, which we refer to as the primary subscription, and may be entitled to subscribe for shares pursuant to the over-subscription privilege (as described below).]

[Shares for which there is no subscription during the primary subscription will be offered, by means of the over-subscription privilege, first to record date shareholders who fully exercise the rights issued to them pursuant to this offering (other than those rights that cannot be exercised because they represent in the aggregate the right to acquire less than share(s)) and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the exercise of their rights. In addition, any non-record date rights holder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date shareholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro-rata allocations. See “—Over-Subscription Privilege” below.]

For purposes of determining the number of shares a record date shareholder may acquire pursuant to the offer, broker-dealers, trust companies, banks or others whose shares are held of record by or by any other depository or nominee will be deemed to be the holders of the rights that are issued to or the other depository or nominee on their behalf.

There is no minimum number of rights which must be exercised in order for the offer to close.

[Over-Subscription Privilege

Shares not subscribed for by rights holders, which we refer to as remaining shares, will be offered, by means of the over-subscription privilege, first to record date shareholders who have fully exercised the rights issued to them and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the basic subscription. Rights holders should indicate on the subscription certificate that they submit with respect to the exercise of the rights issued to them how many additional shares they are willing to acquire pursuant to the over-subscription privilege. If there are sufficient remaining shares, all record date shareholders’ over-subscription requests will be honored in full. If record date shareholder requests for shares pursuant to the over-subscription privilege exceed the remaining shares available, the available remaining shares will be allocated pro-rata among record date shareholders who over-subscribe based on the number of shares held on the record date. The percentage of remaining shares each over-subscribing shareholder may acquire will be rounded down to result in delivery of whole shares. The allocation process may involve a series of allocations to assure that the total number of remaining shares available for over-subscriptions is distributed on a pro-rata basis. The formula to be used in allocating the remaining shares is as follows:

Shareholder’s Record Date Position	×	Remaining Shares
Total Record Date Position of All Over-Subscribers

Any rights holder, other than a record date shareholder, who exercises rights is entitled to subscribe for remaining shares that are not otherwise over-subscribed for by record date shareholders. These non-record date rights holders should indicate in the subscription certificate submitted with respect to the exercise of any rights how many shares they are willing to acquire pursuant to the over-subscription privilege. We cannot assure non-record date rights holders that they will receive shares pursuant to the over-subscription privilege.

If sufficient remaining shares are available after the over-subscription privileges for the record date shareholders have been allotted, then all over-subscriptions by non-record date rights holders will be honored in full. If the remaining shares are insufficient to permit such allocation, the remaining shares will be allocated pro-rata among the non-record date rights holders who wish to exercise their over-subscription privilege, based on the number of rights held by such rights holders on the expiration date. However, if this pro-rata allocation results in any holder being allocated a greater number of shares than the holder subscribed for pursuant to the exercise of the over-subscription privilege, then such holder will be allocated only such number of shares pursuant to the over-subscription privilege as such holder subscribed for. The formula to be used in allocating the shares available to non-record date rights holders exercising their over-subscription privilege is as follows:

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Non-Record Date Rights Holder’s Rights
Ownership as of the Expiration Date
Total Rights Ownership as of the Expiration Date of Non-Record	×
Date Rights Holders Exercising Their Over- Subscription Privilege		Shares Available for Non-Record Date Rights Holders Exercising Their Over-Subscription Privilege

Banks, brokers, trustees and other nominee holders of rights will be required to certify to the subscription agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of rights exercised pursuant to the primary subscription and the number of shares subscribed for pursuant to the over-subscription privilege by such beneficial owner and that such beneficial owner’s primary subscription was exercised in full. We will not offer or sell in connection with this offer any shares that are not subscribed for pursuant to the primary subscription or the over-subscription privilege.]

Subscription Price

The subscription price for the shares to be issued pursuant to the offer will be [describe means of computing subscription price]. [Since the expiration date will be , (unless we extend the subscription period), rights holders will not know the subscription price at the time of exercise and will be required initially to pay for both the shares subscribed for pursuant to the primary subscription right and, if eligible, any additional shares subscribed for pursuant to the over-subscription privilege at the estimated subscription price of $ per share.] See “—Payment for Shares” below. Rights holders who exercise their rights will have no right to rescind a purchase after receipt of their completed subscription certificates together with payment for shares by the subscription agent. We do not have the right to withdraw the rights or cancel this offer after the rights have been distributed.

Expiration of the Offer

The offer will expire at       p.m., New York City time, on , 20 , the expiration date, unless extended by us. The rights will expire on the expiration date of the rights offering and may not be exercised thereafter.

Our Board of Directors may determine to extend the subscription period, and thereby postpone the expiration date, to the extent our board of directors determines that doing so is in the best interest of our shareholders. For example, our Board of Directors may elect to extend the subscription period in the event there is substantial instability or volatility in the trading price of our common stock or the rights on       at or near the expiration date, or if any event occurs which causes trading to cease or be suspended on        or the financial markets generally. The foregoing are not the only circumstances under which this offer may be extended, and our Board of Directors is free to extend the subscription period at its discretion, provided it determines that doing so is in the best interests of our shareholders.

Any extension of the offer will be followed as promptly as practicable by announcement thereof, and in no event later than       a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.

Amendments and Waivers; Termination

We reserve the right to amend the terms and conditions of the offering, whether the amended terms are more or less favorable to you. We will comply with all applicable laws, including the federal securities laws, in connection with any such amendment.

We will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with other procedural matters) in our sole discretion, and our determination shall be final and binding. The acceptance of subscription certificates and the subscription price also will be determined by us. Alternative, conditional or contingent subscriptions will not be accepted. We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion.

We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

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We may, in our sole discretion, terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby if the subscription price is less than [ ]% of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC by giving oral or written notice thereof to the subscription agent and making a public announcement thereof. If the offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest, of all funds received from holders of rights. All monies received by the subscription agent in connection with the offering will be held by the subscription agent, on our behalf, in a segregated interest-bearing account at a negotiated rate. All such interest shall be payable to us even if we determine to terminate the offering and return your subscription payment. [In addition, no amounts paid to acquire rights on [insert name of any applicable exchange on which rights are listed] or otherwise will be returned.]

Dilutive Effects

Any shareholder who chooses not to participate in the offering should expect to own a smaller interest in us upon completion of the offering. The offering will dilute the ownership interest and voting power of shareholders who do not fully exercise their basic subscription rights. Further, because the net proceeds per share from the offering may be lower than our net asset value per share, the offering may reduce our net asset value per share. The amount of dilution that a shareholder will experience could be substantial.

Shares of closed-end investment companies have in the past frequently traded at discounts to their net asset values. This characteristic of closed-end investment companies is separate and distinct from the risk that our net asset value per share may decline. We cannot predict whether our shares will trade above, at or below our net asset value.

[The transferable feature of the rights will afford non-participating shareholders the potential of receiving cash payment upon the sale of rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

Information Agent

will act as the information agent in connection with the offering. The information agent will receive for its services a fee estimated to be approximately $    plus reimbursement of all out-of-pocket expenses related to the offering.                   can be contacted at the below address:

Subscription Agent

will act as the subscription agent in connection with this offer. The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $    , plus reimbursement for all out-of-pocket expenses related to the offer.

Completed subscription certificates must be sent together with full payment of the subscription price for all shares subscribed for in the primary subscription and pursuant to over-subscription privilege to the subscription agent by one of the methods described below. Alternatively, an Eligible Guarantor Institution may send notices of guaranteed delivery by facsimile to which must be received by the subscription agent at or prior to   p.m., New York City time, on the expiration date of the rights offering. Facsimiles should be confirmed by telephone at . We will accept only properly completed and duly executed subscription certificates actually received at any of the addresses listed below, at or prior to  p.m., New York City time, on the expiration date of the rights offering or by the close of business on the third business day after the expiration date of the rights offering following timely receipt of a notice of guaranteed delivery. See “—Payment for Shares” below. In this prospectus supplement, close of business means  p.m., New York City time, on the relevant date.

Subscription Certificate Delivery Method	Address/Number
By Notice of Guaranteed Delivery:	Contact an Eligible Guarantor Institution, which may include a commercial bank or trust company, a member firm of a domestic stock exchange or a savings bank or credit union, to notify us of your intent to exercise the rights.

By First Class Mail Only (Not Overnight /Express Mail):

By Overnight Delivery:

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Delivery to an address other than one of the addresses listed above will not constitute valid delivery.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus or subscription certificates or notices of guaranteed delivery may be directed to the information agent at its telephone number and address listed below:

Shareholders may also contact their broker-dealers or nominees for information with respect to the offer.

[Sale of Rights

The Rights are Transferable

The rights will be listed for trading on        under the symbol “ “ subject to notice of issuance. We and the dealer manager will use our best efforts to ensure that an adequate trading market for the rights will exist, although no assurance can be given that a market for the rights will develop. Trading in the rights on       is expected to be conducted beginning on or about , , and continuing until , (or if the offer is extended, until the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee or other nominees for more information about trading of the rights.

Sales Through Subscription Agent and Dealer Manager

Shareholders who do not wish to exercise any or all of their rights may instruct the subscription agent to sell any rights they do not intend to exercise themselves through or to the dealer manager. Subscription certificates representing the rights to be sold through or to the dealer manager must be received by the subscription agent on or before , (or if the offer is extended, on or before two business days prior to the extended expiration date). Upon the timely receipt by the subscription agent of appropriate instructions to sell rights, the subscription agent will ask the dealer manager either to purchase or to use its best efforts to complete the sale and the subscription agent will remit the proceeds of the sale to the selling shareholders. If the rights can be sold, sales of such rights will be deemed to have been effected at the weighted-average price received by the dealer manager on the day such rights are sold. The sale price of any rights sold to the dealer manager will be based upon the then current market price for the rights. The dealer manager will also attempt to sell all rights which remain unclaimed as a result of subscription certificates being returned by the postal authorities to the subscription agent as undeliverable as of the fourth business day prior to the expiration date of the rights offering. The subscription agent will hold the proceeds from those sales for the benefit of such non-claiming shareholders until such proceeds are either claimed or revert to the state pursuant to applicable state law. There can be no assurance that the dealer manager will purchase or be able to complete the sale of any such rights, and neither we nor the dealer manager has guaranteed any minimum sales price for the rights. If a shareholder does not utilize the services of the subscription agent and chooses to use another broker-dealer or other financial institution to sell rights, then the other broker-dealer or financial institution may charge a fee to sell the rights.

Other Transfers

The rights evidenced by a subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. A portion of the rights evidenced by a single subscription certificate (but not fractional rights) may be transferred by delivering to the subscription agent a subscription certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee and to issue a new subscription certificate to the transferee evidencing such transferred rights. In such event, a new subscription certificate evidencing the balance of the rights, if any, will be issued to the shareholder or, if the shareholder so instructs, to an additional transferee. The signature on the subscription certificate must correspond to the name as written upon the face of the subscription certificate in every particular, without alteration or enlargement, or any change. A signature guarantee must be provided by an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, subject to the standards and procedures adopted by us.

Shareholders wishing to transfer all or a portion of their rights should allow at least five business days prior to the expiration date of the rights offering for (1) the transfer instructions to be received and processed by the subscription agent, (2) a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights, and to the transferor with respect to retained rights, if any, and (3) the rights evidenced by such new subscription certificate to be exercised or sold by the recipients thereof. Neither we nor the subscription agent nor the dealer manager shall have any liability to a transferee or transferor of rights if subscription certificates are not received in time for exercise or sale prior to the expiration date (or if the offer is extended, on or before two business days prior to the extended expiration date) of the rights offering.

Except for the fees charged by the subscription agent [and dealer manager], which will be paid by us, all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale or exercise of rights will be for the account of the transferor of the rights, and none of those commissions, fees or expenses will be paid by us, the subscription agent or the dealer manager.

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We anticipate that the rights will be eligible for transfer through, and that the exercise of the primary subscription and the over-subscription privilege may be effected through, the facilities of the (“     ”). Holders of exercised rights may exercise the over-subscription privilege in respect of such        exercised rights by properly completing and duly executing and delivering to the subscription agent, at or prior to      p.m., New York City time, on the day prior to the expiration date of the rights offering, a nominee holder over-subscription certificate or a substantially similar form satisfactory to the subscription agent, together with payment of the subscription price for the number of shares for which the over-subscription privilege is to be exercised.]

Methods for Exercising Rights

Rights are evidenced by subscription certificates that, except as described below under “—Foreign Shareholders,” will be mailed to record date shareholders or, if a record date shareholder’s shares are held by or any other depository or nominee on their behalf, to or such depository or nominee. Rights may be exercised by completing and signing the subscription certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the subscription agent, together with payment in full for the shares at the estimated subscription price by the expiration date of the rights offering. Rights may also be exercised by contacting your broker, trustee or other nominee, who can arrange, on your behalf, to guarantee delivery of payment and delivery of a properly completed and duly executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the third business day after the expiration date. A fee may be charged for this service. Completed subscription certificates and related payments must be received by the subscription agent prior to   p.m., New York City time, on or before the expiration date (unless payment is effected by means of a notice of guaranteed delivery as described below under “—Payment for Shares”) at the offices of the subscription agent at the address set forth above. Fractional shares will not be issued upon the exercise of rights.

[Exercise of the Over-Subscription Privilege

Record date shareholders who fully exercise all rights issued to them and rights holders other than record date shareholders, may both participate in the over-subscription privilege by indicating on their subscription certificate the number of shares they are willing to acquire. If sufficient remaining shares are available after the primary subscription, all over-subscriptions will be honored in full; otherwise remaining shares will be allocated first to record date shareholders and then (if any remaining shares are still available) to non-record date rights holders, and the number of remaining shares issued to some or all rights holders participating in the over-subscription privilege may be reduced as described under “—Over-Subscription Privilege” above. ]

Record Date Shareholders Whose Shares Are Held By a Nominee

Record date shareholders whose shares are held by a nominee, such as a bank, broker-dealer or trustee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription certificate on behalf of the record date shareholder and arrange for proper payment by one of the methods set forth under “—Payment for Shares” below.

Nominees

Nominees, such as brokers, trustees or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the subscription agent with the proper payment as described under “—Payment for Shares” below.

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of this rights offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Foreign Shareholders

Subscription certificates will not be mailed to foreign shareholders. Foreign shareholders will receive written notice of this offer. The subscription agent will hold the rights to which those subscription certificates relate for these shareholders’ accounts until instructions are received to exercise the rights, subject to applicable law. If no instructions have been received by the expiration date, such rights will expire.

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Payment for Shares

Participating rights holders may choose between the following methods of payment:

(1)	A participating rights holder may send the subscription certificate together with payment for the shares acquired in the primary subscription and any additional shares subscribed for pursuant to the over-subscription privilege to the subscription agent based on the estimated subscription price of $ per share [( % of $ , the last reported sale price of a share on on , )]. To be accepted, the payment, together with a properly completed and executed subscription certificate, must be received by the subscription agent at one of the subscription agent’s offices set forth above, at or prior to p.m., New York City time, on the expiration date.

(2)	A participating rights holder may request an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act to send a notice of guaranteed delivery by facsimile or otherwise guaranteeing delivery of (a) payment of the full subscription price for the shares subscribed for in the primary subscription and any additional shares subscribed for pursuant to the over-subscription privilege and (b) a properly completed and duly executed subscription certificate. The subscription agent will not honor a notice of guaranteed delivery unless a properly completed and duly executed subscription certificate and full payment for the shares is received by the subscription agent at or prior to p.m., New York City time, on , (or, if the offer is extended, by the close of business on the third business day after the extended expiration date).

All payments by a participating rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the U.S. and payable to . The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the shares.

The method of delivery of subscription certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to   p.m., New York City time, on the expiration date or the date guaranteed payments are due under a notice of guaranteed delivery (as applicable). Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

On a date within business days following the expiration date, the subscription agent will send to each participating rights holder (or, if rights are held by or any other depository or nominee, to or such other depository or nominee) a confirmation showing (1) the number of shares purchased pursuant to the primary subscription, (2) the number of shares, if any, acquired pursuant to the over-subscription privilege, (3) the per share and total purchase price for the shares, and (4) any additional amount payable to us by the participating rights holder or any excess to be refunded by us to the participating rights holder, in each case based on the subscription price as determined on the expiration date. Any additional payment required from a participating rights holder must be received by the subscription agent within ten business days after the confirmation date. Any excess payment to be refunded by us to a participating rights holder will be mailed by the subscription agent to the rights holder as promptly as practicable. No interest will be paid on any amounts refunded.

Whichever of the two methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment. If a participating rights holder who subscribes for shares pursuant to the primary subscription or over-subscription privilege does not make payment of any amounts due by the expiration date, the date guaranteed payments are due under a notice of guaranteed delivery or within ten business days of the confirmation date, as applicable, the subscription agent reserves the right to take any or all of the following actions: (1) reallocate the shares to other participating rights holders in accordance with the over-subscription privilege; (2) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating rights holder upon exercise of the primary subscription and/or the over-subscription privilege; and/or (3) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us, whose determinations will be final and binding. We in our sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

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Participating rights holders will have no right to rescind their subscription after receipt of their payment for shares by the subscription agent, except as provided below under “—Notice of Net Asset Value Decline.”

Notice of Net Asset Value Decline

We will suspend the offer until we amend this prospectus if, subsequent to the effective date of this prospectus, our net asset value declines more than          % from our net asset value as of that date. Accordingly, the expiration date would be extended and we would notify record date shareholders of the decline and permit participating rights holders to cancel their exercise of rights.

Delivery of Stock Certificates

Participants in our dividend reinvestment plan will have any shares that they acquire pursuant to the offer credited to their shareholder dividend reinvestment accounts in the plan. Shareholders whose shares are held of record by       or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any shares that they acquire credited to the account of         or the other depository or nominee. With respect to all other shareholders, stock certificates for all shares acquired will be mailed after payment for all the shares subscribed for has cleared, which may take up to        days from the date of receipt of the payment.

Federal Income Tax Consequences of the Offer

For federal income tax purposes, neither the receipt nor the exercise of the rights by record date shareholders will result in taxable income to such shareholders, and no loss will be realized if the rights expire without exercise.

A record date shareholder’s basis in a right will be zero unless either (1) the fair market value of the right on the date of distribution is      % or more of the fair market value of the shares with respect to which the right was distributed or (2) the record date shareholder elects, in his or her federal income tax return for the taxable year in which the right is received, to allocate part of the basis of the shares to the right. If either of clauses (1) or (2) is applicable, then if the right is exercised, the record date shareholder will allocate his or her basis in the shares with respect to which the right was distributed between the shares and the right in proportion to the fair market values of each on the date of distribution.

The holding period of a right received by a record date shareholder includes the holding period of the shares with regard to which the right is issued. If the right is exercised, the holding period of the shares acquired begins on the date the right is exercised.

[If a right is sold, a gain or loss will be realized by the rights holder in an amount equal to the difference between the basis of the right sold and the amount realized on its disposition.]

A record date shareholder’s basis for determining gain or loss upon the sale of a share acquired upon the exercise of a right will be equal to the sum of the record date shareholder’s basis in the right, if any, and the subscription price per share. A record date shareholder’s gain or loss recognized upon a sale of a share acquired upon the exercise of a right will be capital gain or loss (assuming the share was held as a capital asset at the time of sale) and will be long-term capital gain or loss if the share is held for more than one year.

The foregoing is a general summary of the material U.S. federal income tax consequences of the offer under the provisions of the Code and Treasury regulations in effect as of the date of the prospectus that are generally applicable to record date shareholders who are U.S. persons within the meaning of the Code, and does not address any foreign, state or local tax consequences. The Code and Treasury regulations are subject to change or differing interpretations by legislative or administrative action, which may be retroactive. Participating rights holders should consult their tax advisors regarding specific questions as to foreign, federal, state or local taxes.

ERISA Considerations

Shareholders who are employee benefit plans subject to the Employee Retirement Income Security Act of 1974, or ERISA (including corporate savings and 401(k) plans), Keogh or H.R. 10 plans of self-employed individuals and individual retirement accounts should be aware that additional contributions of cash to a retirement plan (other than rollover contributions or trustee-to-trustee transfers from other retirement plans) in order to exercise rights would be treated as contributions to the retirement plan and, when taken together with contributions previously made, may result in, among other things, excise taxes for excess or nondeductible contributions. In the case of retirement plans qualified under Section 401(a) of the Code and certain other retirement plans, additional cash contributions could cause the maximum contribution limitations of Section 415 of the Code or other qualification rules to be violated. It may also be a reportable distribution and there may be other adverse tax and ERISA consequences if rights are sold or transferred by a retirement plan.

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Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Code. If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor. ERISA contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of rights. Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of rights under ERISA and the Code.

[Distribution Arrangements

, which is a broker-dealer and member of the Financial Industry Regulatory Authority, will act as dealer manager for this offer. Under the terms and subject to the conditions contained in the dealer management agreement, the dealer manager will provide financial advisory and marketing services in connection with this offer and will solicit the exercise of rights and participation in the over-subscription privilege. This offer is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for its financial advisory, marketing and soliciting services equal to    % of the aggregate subscription price for shares issued pursuant to this offer. In addition, we have agreed to reimburse the dealer manager an aggregate amount up to $ for its expenses incurred in connection with this offer.

The dealer manager will reallow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of rights, solicitation fees equal to    % of the subscription price per share for each share issued pursuant to the exercise of rights as a result of their soliciting efforts, subject to a maximum fee based on the number of shares held by each broker-dealer through     on the record date. Fees will be paid by us to the broker-dealer designated on the applicable portion of the subscription certificates or, in the absence of such designation, to the dealer manager.

We have agreed to indemnify the dealer manager for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act. The dealer manager agreement also provides that the dealer manager will not be subject to any liability to us in rendering the services contemplated by the dealer manager agreement except for any act of bad faith, willful misfeasance, or gross negligence of the dealer manager or reckless disregard by the dealer manager of its obligations and duties under the dealer manager agreement. We have also agreed not to directly or indirectly sell, offer to sell, enter into any agreement to sell, or otherwise dispose of, any of our equity or equity related securities or securities convertible into such securities, other than the rights, the shares and the common stock issued in connection with the reinvestment of dividends or distributions, for a period of days from the date hereof without the prior consent of the dealer manager.

The principal business address of the dealer manager is                  ..

Prior to the expiration of this offer, the dealer manager may independently offer for sale shares, including shares acquired through purchasing and exercising the rights, at prices it sets. The dealer manager may realize profits or losses independent of any fees described in this prospectus.

This offering is being conducted in compliance with Rule 5110 of the Conduct Rules of the Financial Industry Regulatory Authority.]

Additional Dealer Manager Compensation

The dealer manager and/or its affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory and investment banking services for us and our affiliates for which they have received or will receive customary compensation. [Describe any specific transactions and compensation related thereto required to be disclosed by applicable law or regulation.]

Certain Effects of this Offer

the Investment Adviser will benefit from this offer because a portion of the investment advisory fee we pay to the Investment Adviser is based on our gross assets. See “Management—Investment Advisory Agreement” in the accompanying prospectus. It is not possible to state precisely the amount of additional compensation the Investment Adviser will receive as a result of this offer because it is not known how many shares will be subscribed for and because a substantial portion of the proceeds of the offer are expected to be used to repay outstanding indebtedness. However, assuming (1) all rights are exercised, (2) the average value of our gross assets, excluding proceeds from this offer, remains at approximately $ million, (3) the estimated subscription price is $ per share, and (4) all of the proceeds from the offer are invested in additional portfolio companies, and after giving effect to dealer manager fees and other expenses related to this offer, the Investment Adviser would receive additional annualized advisory fees of approximately $ , and the amount of the administrative fees received by the Administrator would not change. [ ] of our directors who voted to authorize this offer are interested persons of the Investment Adviser. The other directors who approved this offer are not affiliated with the Investment Adviser.

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As a result of the terms of this offer, shareholders who do not fully exercise their rights will own, upon completion of this offer, a smaller proportional interest in us than they owned prior to the offer, including with respect to voting rights. [In addition, because the subscription price per share will likely be less than the net asset value per share, based on our current market price, the offer will likely result in an immediate dilution of net asset value per share for all of our shareholders. If the subscription price per share is substantially less than the current net asset value per share, such dilution could be substantial. Any such dilution will disproportionately affect non-exercising shareholders. If the subscription price is less than our net asset value per share, then all shareholders will experience a decrease in the net asset value per share held by them, irrespective of whether they exercise all or any portion of their rights. This offering will also cause dilution in the dividends per share we are able to distribute subsequent to completion of the offering. See “Dilution.”

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LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, District of Columbia. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by             ,             ,             ..

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[Include information regarding OFS Capital Corporation’s independent registered public accounting firm to the extent required to be disclosed by applicable law or regulation.]

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to our securities offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and our securities being offered by this prospectus supplement and the accompanying prospectus.

We will file with or submit to the SEC periodic and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. We maintain a website at http://www.ofscapitalcorp.com and make all of our periodic and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. Information contained on our website is not incorporated into this prospectus supplement, and you should not consider information on our website to be part of this prospectus supplement. You may also obtain such information by contacting us in writing at 10 S. Wacker Drive, Suite 2500, Chicago, IL, 60606, Attention: Investor Relations. The SEC maintains a website that contains reports, proxy and information statements and other information we file with the SEC at www.sec.gov. Copies of these reports, proxy and information statements and other information may also be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102.

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$[             ]

OFS Capital Corporation

Subscription Rights

PRELIMINARY PROSPECTUS SUPPLEMENT

, 20

[Dealer Manager]